Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-237043, 333-222999, and 333-254189) on Form S-8 and (Nos. 333-251555, 333-227475, 333-221791, and 333-230175) on Form S-3 of our report dated March 25, 2022, with respect to the consolidated financial statements of Exicure, Inc.
/s/ KPMG LLP

Chicago, Illinois
March 25, 2022